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                                                                      EXHIBIT 23






                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


To the Trustees
EDS Deferred Compensation Plan:


We consent to incorporation by reference in the Registration Statement (Nos. 33-64681 and 33-36443) on Form S-8 of Electronic Data Systems Corporation of our report dated May 31, 1996, except for note 7 which is as of June 7, 1996 relating to the statements of net assets available for benefits of the EDS Deferred Compensation Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 1995 annual report on Form 11-K of the EDS Deferred Compensation Plan.



                                       KPMG Peat Marwick LLP


Dallas, Texas
June 27, 1996


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